Exhibit 10.1

                               PURCHASE AGREEMENT


1. PARTIES AND PROPERTY. JELD-WEN, inc., an Oregon corporation ("Purchaser") agrees to buy, and the undersigned ("Seller") agrees to sell, on the terms and conditions set forth in this Agreement, the following described real estate in the county of Davidson, and known as the MORGAN PRODUCTS LTD. production plant located at 1224 Hargrave Road, Lexington, North Carolina, consisting of approximately 20 acres of land and approximately 216,000 square feet of buildings, together with all interest of Seller in vacated streets and alleys adjacent thereto, all easements, and other appurtenances thereto, all land and building improvements thereon and all attached fixtures thereon, except as herein excluded, and called the "Property".

     A. Inclusions. The purchase price includes, without limitation, the following items whether attached to the Property or not on the date of this
     Agreement: all lighting, heating, plumbing, ventilating, electrical and air conditioning equipment, systems and fixtures; smoke/ fire/burglar alarms, security devices, propane tanks, separators, inside telephone, fax or computer wiring and connecting blocks/jacks/panels; floor coverings, intercom systems; built-in cabinets, bookcases, appliances, and landscape sprinkler systems and controls; all dust handling ducts, fans, and other equipment or systems relating to main trunk dust collecting, filtering, storage, handling or management systems; all air systems and related equipment; all pump houses, hydrants, compressors, valves, engines, generators, batteries, plumbing fixtures, control/monitoring equipment, fire extinguishers, hoses, tools, etc. that pertain to fire sprinklers or protection systems; all humidification systems; and all tracks, switches, gates, alarms and other equipment that relate to railroad facilities or equipment; all landscaping; all fencing, signage, outdoor lighting and all pipes, valves, fittings, hoses and compressors that pertain to compressed air operations.

     The above described items ("Inclusions") are to be conveyed to Purchaser by Seller by Bill of Sale at the Closing, free and clear of all taxes, liens and encumbrances, except as provided in section 8.

     The following attached fixtures are excluded from this sale:

          NONE

2. PURCHASE PRICE AND TERMS. The purchase price shall be Four Million, One Hundred Thousand and no/100ths dollars ($4,100,000.00), payable in U.S. dollars by Purchaser as follows:

     A. Earnest Money. One Hundred Thousand and no/100ths Dollars ($100,000.00) in the form of a check, as earnest money deposit and part payment of the purchase price payable to and to be deposited by Chicago Title Insurance Company, ("Escrow Agent") in Escrow Agent's trust account on behalf of both Seller and Purchaser. The earnest money shall be deposited by Purchaser to Escrow Agent no later than three (3) business days following the final execution of this agreement by Purchaser and Seller or this Agreement shall become "null and void". The earnest money deposit including any interest earned or accrued thereon shall hereinafter be referred to as the "Earnest Money". The Escrow Agent is authorized to deliver the Earnest Money to the closing agent, if any, at or before Closing.

     B. Balance of purchase price to be paid by Purchaser in cash at the Closing.

3. GOOD FUNDS, All payments required at Closing shall be made in funds which comply with all applicable (state) laws.

4. NOT ASSIGNABLE. This contract shall not be assignable by Purchaser without Seller's prior written consent unless assigned to an affiliated company of Purchaser. Except as so restricted, this Agreement shall inure to the benefit and be binding upon the heirs, personal representatives, successors, and assigns of the parties.

5. EVIDENCE OF TITLE. Seller has furnished to Purchaser, at Purchaser's expense, a current commitment from Escrow Agent to issue an ALTA form owner's policy of title insurance with extended coverage dated as of the Closing in an amount equal to the purchase price. Seller shall also furnish to Purchaser, at Purchaser's expense, copies of all instruments (or abstracts of instruments) listed in the schedule of exceptions ("Exceptions") in the title insurance commitment. This requirement shall pertain only to instruments shown of record in the office of the clerk and recorder of the designated county or counties. The title insurance commitment, together with any copies or abstracts of instruments furnished pursuant to this Section 5, constitute the title documents ("Title Documents"). Seller will have the title insurance policy delivered to Purchaser as soon as practicable after Closing and Purchaser shall pay the premium at Closing.

6.   TITLE.

     A. Title Review. Purchaser shall have the right to inspect the Title Documents. Provided there are no changes to the Title Documents provided Purchaser, written notice by Purchaser of unmerchantability of title or of any other unsatisfactory title condition shown by the Title Documents shall be signed by or on behalf of Purchaser and given to Seller on or before May 15, 1996. If Seller does not receive Purchaser's notice by the date(s) specified above, Purchaser shall be deemed to have accepted the condition of title as disclosed by the Title Documents as satisfactory.

     B. Matters Not Shown by the Public Records. Seller shall deliver to Purchaser, on or before 10 days after execution of this Agreement by Seller and Purchaser, true copies of all lease(s) and survey(s) in Seller's possession pertaining to the Property and shall disclose to Purchaser all easements, liens, or other title matters not shown by the public records of which Seller has actual knowledge. If Purchaser determines that any third party(ies) has any right in the Property not shown by the public records (such as an unrecorded easement, unrecorded lease, or boundary line discrepancy), written notice of any unsatisfactory condition(s) disclosed by Seller or revealed by such inspection shall be signed by or on behalf of Purchaser and given to Seller on or before twenty (20) days after receipt of such documents or information. If Seller does not receive Purchaser's notice by said date, Purchaser shall be deemed to have accepted title subject to such rights, if any, of third parties of which Purchaser has actual knowledge.

     C. Right to Cure. If Seller receives notice of unmerchantability of title or any other unsatisfactory title condition(s) as provided in subsection A or B above, Seller shall use reasonable effort to correct said unsatisfactory title condition(s) prior to the date of Closing. If Seller fails to correct said unsatisfactory title condition(s) on or before the date of Closing, this Agreement shall then terminate, and Purchaser shall be entitled to receive any and all Earnest Money paid by Purchaser hereunder, subject to Section 15. However, Purchaser may, by written notice received by Seller on or before Closing, waive objection to said unsatisfactory title condition(s).

7. DATE OF CLOSING. The "Closing" shall be on or before June 3, 1996, or by mutual agreement at an earlier date. The hour and place of Closing shall be as designated by mutual agreement of Purchaser and Seller. Absent agreement, the Closing shall be at 1:00 pm. at the Chicago Title Insurance Co., Lexington, North Carolina. Each party shall pay such Closing costs and expenses as are customarily paid by a Purchaser, or Seller, as the case may be, under practice and custom in the Lexington, North Carolina area.

8. TRANSFER OF TITLE. Subject to tender or payment on Closing as required herein and compliance by Purchaser with the other terms and provisions hereof, Seller shall execute and deliver a good and sufficient general warranty deed to Purchaser, on Closing, conveying the Property free and clear of all taxes, liens and encumbrances except the general taxes for the year of Closing, and free and clear of all liens for special improvements installed as of the date of the Closing, whether assessed or not; except those matters reflected by the Title Documents accepted by Purchaser in accordance with Subsection 6.A; except those rights, if any, of third parties in the Property not shown by the public records and accepted by Purchaser in accordance with Subsection 6.B and subject to building and zoning regulations. Seller shall pay the cost of recording the general warranty deed.

9. PAYMENT OF ENCUMBRANCES. Any encumbrance required to be paid shall be paid at or before the time of settlement from the proceeds of this transaction or from any other source.

10. CLOSING COSTS, DOCUMENTS, AND SERVICES. Purchaser and Seller shall pay their respective Closing costs at Closing, except as otherwise provided herein. Purchaser and Seller shall sign and complete all customary or required documents at or before Closing.

11. PRORATIONS. Taxes, utilities, and other charges or items of income and expense shall be prorated at the Closing and shall be final (unless expressly provided otherwise). Such prorations shall be made on the basis of a 366 day year, as of 12:01 a.m. on the Closing date. If the amount of taxes, assessments or other prorations are not known at the time of Closing, they shall be estimated on the basis of the previous year, but the amount owed by Seller and Purchaser hereunder shall be readjusted as soon as the amounts of such taxes, assessments or other prorations are known, and thereafter the party receiving the benefit of any erroneous proration shall, upon receipt of the appropriate evidence from the other party, promptly remit its pro rata share to such other party. Any sales, use and transfer tax shall be paid by Seller. The provisions of this paragraph shall survive the Closing.

12. POSSESSION AND EMPLOYEES. Possession of the Property shall be delivered to Purchaser as follows:

     A. Early Possession. After July 15, 1996, the Purchaser shall be allowed reasonable access to the Property, in a manner that will not interfere with the Seller's operations, for purposes of pouring footings in and under the existing concrete floor in the areas shown on the attached plant lay-out drawing.

     B. Seller's Rights to Possession After Closing. Seller shall be entitled to possession of the entire Property until September 1, 1996, Seller intends to notify its employees of its intent to close the Lexington plant under the Federal Worker Adjustment and Retraining Notification ("WARN") Act simultaneous with Closing. Seller shall be responsible for any resulting WARN Act pay. Seller shall pay monthly rent to Purchaser, at the rate of 17 1/2 cents per square foot per month, for space used by Seller from and after Closing. Seller agrees, at Purchaser's request, to move its operations to one-half of the plant property, no later than September 1, 1996, and entirely to vacate the Property by November 1, 1996. After July 15, 1996, Seller may vacate all or any part of the premises at anytime or times and shall not be liable for rent on any part of the premises that Seller has vacated. The parties shall cooperate in sharing the facility after Seller vacates any part thereof, including granting each other access, until Seller entirely vacates same. At and after Closing, Purchaser shall insure the Property against fire with extended coverage over other perils; each party shall bear the risk of loss of its own personal property, including inventory, stored in or around the Property. Each party shall, from and after Closing, carry liability insurance and worker's compensation and other insurance on its operations, personnel and property, in commercially reasonable amounts and terms. At and after the Closing, each party shall be responsible for the payment of any utilities used by such party and the parties shall cooperate in allocating such utility costs when both parties have costs included on a given invoice.

     C. Seller's Employees. The parties understand that Purchaser may employ, at commencement of Purchaser's operations a significant number of Seller's work force employed at the Property. Purchaser agrees to interview as many of Seller's local employees who apply for a job with Purchaser and follow Purchaser's hiring guidelines. Seller agrees to provide reasonable assistance to Purchaser by making available, to the extent permitted by law, and as requested by Purchaser, information relative to the qualifications and experience of Seller's employees at the Property. In addition, Seller shall provide after Closing an opportunity for Purchaser to interview Seller's employees on the Property. Purchaser recognizes Seller's need for an orderly wind down and Closing of its operations at the Property, and Purchaser will not contact, solicit or employ any current or former employee of Seller, without Seller's express written permission, at any time prior to Seller vacating the Property or, in the event of termination of this Agreement, for eighteen (18) months following date of termination. The parties shall cooperate with each other in their respective goals of minimizing liability under the WARN Act, providing Purchaser with the maximum number of skilled employees it wishes to employ, and facilitating the vacation by Seller, and the transition to manufacturing by Purchaser, of the Property.

13. CONDITION OF AND DAMAGE TO PROPERTY. The Property and inclusions shall be conveyed in their present condition, ordinary wear and tear excepted. In the event the Property shall be damaged or another casualty occur prior to time of Closing, in an amount of not more than ten percent (10%) of the total purchase price, then Seller shall be obligated to repair the same before the date of Closing. In the event such damage is not repaired within said time or if the damages exceed such sum, this contract may be terminated at the option of Purchaser, and Purchaser shall be entitled to receive any and all Earnest Money paid by Purchaser. Should Purchaser elect to carry out this Agreement despite such damage, Purchaser shall be entitled to a credit for all the insurance proceeds resulting from such damage to the Property and Inclusions.

14. TIME OF ESSENCE/REMEDIES. Time is of the essence hereof. If any note or check received as Earnest Money hereunder or any other payment due hereunder is not paid, honored, or tendered when due, or if any other obligation hereunder is not performed or waived as herein provided, there shall be the following remedies:

     A. If Purchaser is in Default - Liquidated Damages. If Purchaser is in default, all Earnest Money may at Seller's option be retained by Seller, not as a penalty but as liquidated damages, without limiting any other remedies at law or in equity.

     B. If Seller is in Default. If Seller is in default, Purchaser may elect to treat this Agreement as canceled, in which case any and all Earnest Money shall be returned to Purchaser and Purchaser may recover such damages as may be proper, or Purchaser may elect to treat this Agreement as being in full force and effect, and Purchaser shall have the right to specific performance or damages, or both.

     C. Costs and Expenses. Anything to the contrary herein notwithstanding, in the event of any litigation or arbitration arising out of this Agreement, the court shall award to the prevailing party all reasonable costs and expenses, including attorneys' fees.

15. EARNEST MONEY DISPUTE. Notwithstanding any termination of this Agreement, Purchaser and Seller agree that, in the event of any controversy regarding the Earnest Money and things of value held by Escrow Agent, unless mutual written instructions are received by the holder of the Earnest Money and things of value, Escrow Agent shall not be required to take any action but may await any proceeding or at Escrow Agent's option and sole discretion, may interplead all parties and deposit any Earnest Money or things of value into a court of competent jurisdiction and shall recover court costs and reasonable attorneys' fees.

16. INSPECTION AND CONTINGENCIES. The obligation of Purchaser to consummate the purchase shall be subject to the following conditions/contingencies, which shall occur on or before the time periods set forth below:

     A. Approval of Soils Tests, Department of Transportation Plans regarding the Property, Engineering Reports, and any other Feasibility Studies that Purchaser deems necessary to ascertain that the Property can be used for its intended purposes. Seller shall provide copies of all existing soils and engineering reports in its possession within fourteen (14) days after the execution of this Agreement by Seller and Purchaser.

     B. Approval by Purchaser of a "Survey" of the Property which shall without limitation include the gross square footage of the Property, any easements and dedications of right of way to the Property, the location of all buildings, all utility hookups and lines and roadway accesses. The Survey shall be provided by Seller, at Purchaser's expense, within thirty
     (30) days after the date of acceptance of this Agreement by Seller. Seller may provide to Purchaser an updated Survey of the survey delivered to Purchaser on or about March 7, 1996 prepared by Southern Mapping and Engineering Co., dated January 1994. If Purchaser determines that there are any survey defects, it shall so notify Seller within the time provided below.

     C. Approval by Purchaser of Evidence that the Property is currently zoned in a manner adequate and applicable for Purchaser's intended uses on the Property.

     D. Approval by Purchaser of a Phase One Environmental Report on the Property. Seller has delivered to Purchaser on or about April 9, 1996, a Phase One Environmental Site Assessment (the "Phase I" report) dated December 20, 1993, prepared by Geraghty and Miller, Inc.

     Purchaser shall have until June 3, 1996 to approve any or all of the above items however Purchaser shall use its best efforts to approve the foregoing items by May 15, 1996. In the event Purchaser, in its reasonable discretion, deems the Property to be unacceptable for its intended purposes, this Agreement shall be terminated, and any and all Earnest Money paid by Purchaser shall be refunded to Purchaser. The parties may by mutual agreement extend said dates. Purchaser shall notify Escrow Agent and Seller within said time period, and the failure of Purchaser to notify Escrow Agent in writing of its intention to cancel shall be deemed as approval, and all monies held on deposit shall become non-refundable. However, Purchaser may, by written notice received by Seller on or before June 3, 1996, waive objection to any unsatisfactory condition.

17. RECOMMENDATION OF LEGAL COUNSEL. By signing this document, Purchaser and Seller acknowledge that it has been recommended that Purchaser and Seller obtain the advice of their own legal counsel regarding examination of title and this Agreement.

18. TERMINATION. In the event this Agreement is terminated without default of Purchaser, all Earnest Money and all other things of value received hereunder shall be returned, and the parties shall be relieved of all obligations hereunder, subject to Section 15.

19. BROKER. Purchaser and Seller represent, each to the other, that they have not dealt with any real estate broker or agent in connection with the transaction which is the subject matter of this Agreement.

20. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller warrants that it is the owner of the Property and has good, marketable, and indefeasible fee simple title to the Property free of restrictions, leases, liens, and other encumbrances, except as disclosed in the Title Documents.

     In addition, Seller covenants, represents and warrants as follows:

     A. To the best of Seller's knowledge, there is not presently pending any special assessment or condemnation action against the Property or any part thereof, nor has Seller received any notice of any assessments or condemnation actions being contemplated.

     B. There are no existing actions, suits, proceedings, judgments, orders, decrees, defaults, delinquencies or deficiencies pending or outstanding or, to the best of Seller's knowledge threatened against the Property which would affect the Property or Seller's ability to carry out its obligation under this Agreement and the documents to be executed in conjunction herewith.

     C. To the best of Seller's knowledge, there are no agreements with governmental authorities, agencies, utilities, or quasi-governmental entities which affect the Property except those which are included in the Title Documents.

     D. All water, sewer, gas, electric, telephone and drainage facilities and all of the utilities required for the normal use and operation of facilities on the Property are available within or at the boundaries of the Property.

     E. All documents executed by Seller that will be delivered to Purchaser at Closing, are or will be legal, valid, binding obligations of the Seller and will not violate any agreement to which Seller is a party or to which it is subject.

     F. The Property has full and free access to and from public highways, streets and roads, and Seller has no actual knowledge of any pending or threatened governmental proceeding or any other fact or condition which would limit or result in the termination of such access.

     G. The Property is zoned for light industrial use per the City of Lexington and/or Cotton Grove Township and per Davidson County, North Carolina. Seller has received no written notice, and has no actual knowledge, of any judicial, quasi-judicial, administrative or other proceeding which might adversely affect the validity of the current zoning, subdivision or platting of the Property and Seller knows of no fact, threatened action or proceeding which could result in a modification or the termination of such zoning.

     H. Performance of this Agreement will not result in any breach of, or constitute any default under, or result in the imposition of any lien or encumbrance upon the Property under any agreement or other instrument to which Seller is a part or by which Seller or the Property might be bound.

     I. No other person, firm, corporation or other entity has any right or option granted by Seller to acquire the Property or any portion thereof.

     J. To best of Seller's knowledge and except as disclosed in the Phase I report, no Hazardous Substances (as hereinafter defined) have been spilled, manufactured, treated, recycled or disposed of (intentionally or unintentionally) on, under or at the Property which would subject Purchaser or any subsequent owner of the Property to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws (as hereafter defined) or common law theory of liability. To the best of Seller's knowledge, except as disclosed in Schedule 1J and except as disclosed in the Phase I report, no property adjacent to the Property has ever been used for the location, manufacture, treatment, recycling or disposal (intentionally or unintentionally) of Hazardous Substances nor has there been such a release or threatened release of any Hazardous Substances from such adjacent property. The term "Environmental Laws" shall mean all federal, state and local laws including statutes, regulations, ordinances, and other governmental restrictions and requirements relating to the discharge of air pollutants, water pollutants or process wastewater or the disposal of solid or hazardous waste or otherwise relating to the environment or hazardous substances or employee health and safety including, but not limited to, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Occupational Safety and Health Act of 1970 (all as the same may have been amended), regulations of Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, and regulations of any state department of natural resources or state environmental protection agency now or at any time hereafter in effect. The term "Hazardous Substances" shall mean all hazardous and toxic substances, wastes, and materials; underground or above ground storage tanks; any pollutants or contaminants (including, without limitation, petroleum-based products, asbestos, polychlorinated biphenyls, and raw materials which include hazardous constituents); any other similar substances or materials which are regulated under Environmental Laws.

     No litigation has been brought or, been threatened, nor have any settlements been reached by or with any parties alleging the past or current presence, disposal release, or threatened release, of any Hazardous Substances, on or from the Property. There are no pending actions and to the best of Seller's knowledge, no threatened or contemplated actions against Seller or the Property under any Environmental Law. Seller has delivered to Purchaser all correspondence, reports, test results, audits, notification of violation and other documents relating to the existence or possible existence of Hazardous Substances or noncompliance with Environmental Laws.

     Seller further warrants that all cans, drums, barrels, vats, tanks or other materials storage vehicles, whether hazardous or not, will be removed from the property and disposed of in accordance with all above mentioned environmental laws, and/or cleaned to Purchasers satisfaction, on or before the date Seller's possession terminates, and Seller shall hold Purchaser harmless from any contamination that might occur on the Property during, or as the result of, said removal and disposal.

     K. Any mechanic's or other type liens against the Property, except as expressly allowed shall be removed and satisfied of record by Seller prior to Closing.

21. SELLER AFFIDAVIT. Seller shall provide, at the Closing, an affidavit of Seller, stating Seller's United States taxpayer identification number and that Seller is not a foreign person as defined in Internal Revenue Code Section 1445.

22. NOTICES. All notices or other communications required to be given by either party or the Escrow Agent shall be in writing and shall be hand-delivered or sent by U.S. Certified Mail, postage prepaid, and shall be deemed received when hand-delivered or deposited in the U.S. Mail as aforesaid and addressed; if to Escrow Agent, to:

          Attn: Al Gardner, Resident V.P.
          230 N. Elm Street, Suite 1775
          Greensboro, NC 27401
          Phone (910)379-7879
          Fax (910)379-7913

          If to Seller:

          Attn: Douglas H. MacMillan, V.P.
          Chief Financial Officer
          Morgan Products Ltd.
          469 McLaws Circle
          Williamsburg, VA 23185
          Phone (804) 564-1700
          Fax (804) 564-1714

          If to Purchaser:

          Attn: Douglas P. Kintzinger, V.P.
          JELD-WEN, inc.
          3250 Lakeport Blvd.
          Klamath Falls, OR 97601
          Phone (541) 882-3451
          Fax (541) 885-7454

23. NOTICE OF ACCEPTANCE/COUNTERPARTS. If this proposal is accepted by Seller in writing and Purchaser receives notice of such acceptance on or before April 30, 1996, this document shall become a contract between Seller and Purchaser. A copy of this document may be executed by each party, separately, and when each party has executed a copy thereof, such copies taken together shall be deemed to be a full and complete contract between the parties.

24. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes and is in full substitution for any and all prior agreements and understandings between any of said parties relating to such transactions. Seller and Purchaser represent that they have each cooperated in the drafting and preparation of this Agreement. Hence, no ambiguity in this Agreement shall be construed against either party.

25. DESCRIPTIVE HEADINGS. The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

26. CONFIDENTIALITY. This Agreement is confidential, and until Closing, and WARN Act notice by Seller, the parties will use their best efforts to prevent the substance hereof from being communicated to the public, or to any other parties except the employees of each party and their attorneys, agents and representatives, who have a legitimate need to know, and except as may be required by law.

27. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

     PURCHASER:
     JELD-WEN, inc.
     AN OREGON CORPORATION


     By: /s/ Douglas P. Kintzinger                Date: 5/3/96
          Douglas P. Kintzinger
          Secretary
          P.O. Box 1329
          3250 Lakeport Boulevard
          Klamath Falls, Oregon 97601

28.  ACCEPTANCE.  Seller accepts the above proposal this 3rd day of May, 1996.

     SELLER:
     Morgan Products Ltd.

     By: /s/ Douglas MacMillan                    Date: 5/3/96
     Its Vice President


     Address:
     469 McLaws Circle
     Williamsburg, VA 23185

                                   SCHEDULE 1J

                              TO PURCHASE AGREEMENT

                             FOR 1224 HARGROVE ROAD,
                            LEXINGTON, NORTH CAROLINA

Seller has knowledge that there was a drill installed for taking a core sample across the road from the Property, which on information and belief resulted from discovery of an underground fuel tank approximately 1/2 mile away from the Property.

[Plot Plan of herin described Property at 1224 Hargrave Road, Lexington, North Carolina]